Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280414

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated May 7, 2025)

Tevogen Bio Holdings Inc.

This prospectus supplement updates and supplements the prospectus, dated May 7, 2025 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280414), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2025 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), and public warrants to purchase Common Stock (“Warrants”) are listed on The Nasdaq Stock Market LLC under the symbols “TVGN” and “TVGNW,” respectively. On August 13, 2025, the closing price of our Common Stock was $1.01 and the closing price for our Warrants was $0.0719.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in the Prospectus and this prospectus supplement may not be comparable to information provided by companies that are not emerging growth companies or smaller reporting companies.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2025

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________to__________

Commission File Number: 001-41002

Tevogen Bio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1597194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Independence Boulevard, Suite #210 Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

(877) 838-6436

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TVGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes ☒ No

As of August 13, 2025, there were 196,705,067 shares of the registrant’s common stock, par value $0.0001 per share, outstanding.

i

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

TEVOGEN BIO HOLDINGS INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash	$685,229	$1,282,995
Prepaid expenses and other assets	1,216,851	919,088
Due from related party	158,819	158,819
Total current assets	2,060,899	2,360,902

Property and equipment, net	164,448	296,442
Right-of-use assets - operating leases	1,477,905	228,490
Other assets	565,884	575,841
Total assets	$4,269,136	$3,461,675

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$4,240,302	$5,200,245
Accrued expenses and other liabilities	1,612,920	1,712,396
Operating lease liabilities	327,740	229,063
Notes payable	1,651,000	1,651,000
Due to related party	250,000	250,000
Total current liabilities	8,081,962	9,042,704

Loan agreement	4,400,000	1,000,000
Operating lease liabilities	1,177,183	5,796
Derivative warrant liabilities	94,733	87,180
Total liabilities	13,753,878	10,135,680

Stockholders’ deficit
Series A Preferred Stock, $0.0001 par value; 2,000 shares authorized; 500 shares issued and outstanding as of June 30, 2025 and December 31, 2024 (liquidation value of $2,076,712 at June 30, 2025)	2,799,990	2,799,990
Series C Preferred Stock, $0.0001 par value; 600 shares authorized; 600 shares issued and outstanding as of June 30, 2025 and December 31, 2024 (liquidation value of $6,082,603 at June 30, 2025)	6,000,000	6,000,000
Common stock, $0.0001 par value; 800,000,000 shares authorized; 193,693,433 and 177,991,365 shares issued and outstanding at June 30, 2025 and December 31, 2024	19,370	17,800
Additional paid-in capital	110,952,055	97,893,322
Accumulated deficit	(129,256,157)	(113,385,117)
Total stockholders’ deficit	(9,484,742)	(6,674,005)
Total liabilities and stockholders’ deficit	$4,269,136	$3,461,675

See accompanying notes to the unaudited consolidated financial statements.

1

TEVOGEN BIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$2,699,991	$4,124,450	$5,895,059	$24,936,032
General and administrative	2,744,545	$4,474,577	9,905,824	13,179,719
Total operating expenses	5,444,536	8,599,027	15,800,883	38,115,751
Loss from operations	(5,444,536)	(8,599,027)	(15,800,883)	(38,115,751)
Interest (expense) income, net	(38,033)	6	(62,604)	(155,780)
Merger transaction costs	—	—	—	(7,499,353)
Change in fair value of warrants	(21,410)	38,788	(7,553)	6,815
Change in fair value of convertible promissory notes	—	—	—	48,468,678
Change in fair value of written call option derivative liabilities	—	(213,214)	—	(213,214)
Loss on issuance of commitment shares	—	(890,000)	—	(890,000)
Net (loss) income	$(5,503,979)	$(9,663,447)	$(15,871,040)	$1,601,395

Net (loss) income attributable to common stockholders, basic	$(5,641,102)	$(6,075,379)	$(16,145,287)	$5,044,907
Net loss attributable to common stockholders, diluted	$(5,641,102)	$(6,075,379)	$(16,145,287)	$(43,124,798)
Net (loss) income per share attributable to common stockholders, basic	$(0.03)	$(0.04)	$(0.09)	$0.03
Net loss per share attributable to common stockholders, diluted	$(0.03)	$(0.04)	$(0.09)	$(0.29)
Weighted-average common stock outstanding, basic	184,307,169	154,167,090	182,541,433	145,655,205
Weighted-average common stock outstanding, diluted	184,307,169	154,167,090	182,541,433	148,154,361

See accompanying notes to the unaudited consolidated financial statements.

2

TEVOGEN BIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2025	500	$2,799,990	—	—	600	$6,000,000	177,991,365	$17,800	$97,893,322	$(113,385,117)	$(6,674,005)
Issuance of common stock in settlement of vested restricted stock units	—	—	—	—	—	—	5,902,068	590	(590)	—	—
Loan agreement interest settled in stock	—	—	—	—	—	—	—	—	28,269	—	28,269
Capital contribution	—	—	—	—	—	—	—	—	2,000,000	—	2,000,000
Stock-based compensation	—	—	—	—	—	—	—	—	7,292,701	—	7,292,701
Net loss	—	—	—	—	—	—	—	—	—	(10,367,061)	(10,367,061)
Balance at March 31, 2025	500	$2,799,990	—	—	600	$6,000,000	183,893,433	$18,390	$107,213,702	$(123,752,178)	$(7,720,096)
Issuance of common stock in settlement of vested restricted stock units	—	—	—	—	—	—	9,800,000	980	(980)	—	—
Capital contribution	—	—	—	—	—	—	—	—	500,000	—	500,000
Stock-based compensation	—	—	—	—	—	—	—	—	3,239,333	—	3,239,333
Net loss	—	—	—	—	—	—	—	—	—	(5,503,979)	(5,503,979)
Balance at June 30, 2025	500	$2,799,990	—	—	600	$6,000,000	193,693,433	19,370	110,952,055	(129,256,157)	(9,484,742)

3

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2024	—	$—	—	—	119,999,989	$12,000	$5,216,840	$(99,657,737)	$(94,428,897)
Issuance of Series A preferred stock	500	2,799,990	—	—	—	—	—	—	2,799,990
Nonrefundable prepaid proceeds towards anticipated Series A-1 preferred stock issuance	—	—	—	—	—	—	200,000	—	200,000
Issuance of Series B preferred stock	—	—	3,613	3,613,000	—	—	—	—	3,613,000
Conversion of convertible promissory notes into common stock in connection with merger	—	—	—	—	10,337,419	1,034	46,621,593	—	46,622,627
Merger, net of redemptions and transaction costs	—	—	—	—	14,778,056	1,478	(2,885,459)	—	(2,883,981)
Issuance of restricted common stock	—	—	—	—	19,348,954	1,935	(1,935)	—	—
Issuance of common stock for Sponsor advisory service fee	—	—	—	—	150,000	15	676,485	—	676,500
Stock-based compensation	—	—	—	—	—	—	26,333,249	—	26,333,249
Net income	—	—	—	—	—	—	—	11,264,842	11,264,842
Balance at March 31, 2024	500	$2,799,990	3,613	3,613,000	164,614,418	$16,462	$76,160,773	$(88,392,895)	$(5,802,670)
Issuance of commitment shares in connection with the loan agreement	—	—	—	—	1,000,000	100	889,900	—	890,000
Issuance of common stock in connection with Polar Note payable	—	—	—	—	1,500,000	150	(150)	—	—
Issuance of common stock in settlement of vested restricted stock units	—	—	—	—	1,711,984	171	(171)	—	—
Nonrefundable prepaid proceeds towards anticipated Series A-1 preferred stock issuance	—	—	—	—	—	—	2,800,000	—	2,800,000
Repurchase of Series B preferred stock	—	—	(3,613)	(3,613,000)	—	—	3,613,000	—	—
Stock-based compensation	—	—	—	—	—	—	4,142,220	—	4,142,220
Net loss	—	—	—	—	—	—	—	(9,663,447)	(9,663,447)
Balance at June 30, 2024	500	$2,799,990	—	$—	168,826,402	$16,883	$87,605,572	(98,056,342)	(7,633,897)

See accompanying notes to the unaudited consolidated financial statements.

4

TEVOGEN BIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(15,871,040)	$1,601,395
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation expense	131,994	81,104
Stock-based compensation expense	10,532,034	30,475,469
Non-cash interest expense	—	159,305
Merger transaction costs	—	7,099,353
Change in fair value of convertible promissory notes	—	(48,468,678)
Loss on Series A Preferred Stock issuance	—	799,990
Loss on issuance of commitment shares	—	890,000
Change in fair value of warrants	7,553	(6,815)
Issuance of written call option	—	375,000
Change in fair value of written call option derivative liabilities	—	(161,786)
Amortization of right-of-use asset	264,192	117,189
Change in operating assets and liabilities:
Prepaid expenses and other assets	(297,763)	(479,471)
Other assets	9,957	(68,446)
Accounts payable	(959,943)	3,151,676
Accrued expenses and other liabilities	(71,206)	(589,529)
Operating lease liabilities	(243,544)	(122,091)
Net cash used in operating activities	(6,497,766)	(5,146,335)
Cash flows from investing activities:
Purchases of property and equipment	—	—
Net cash used in investing activities	—	—
Cash flows from financing activities:
Cash acquired in connection with the reverse recapitalization	—	229,328
Proceeds from issuance of Series A Preferred Stock	—	2,000,000
Nonrefundable prepaid proceeds towards anticipated Series A-1 Preferred Stock Issuance	—	3,000,000
Capital contribution	2,500,000	—
Proceeds from loan agreement	3,400,000	—
Net cash provided by financing activities	5,900,000	5,229,328
Net (decrease) increase in cash	(597,766)	82,993
Cash – beginning of period	1,282,995	1,052,397
Cash – end of period	$685,229	$1,135,390
Supplementary disclosure of noncash investing and financing activities:
Conversion of convertible promissory notes into common stock in connection with Merger	—	46,622,627
Repurchase of Series B preferred stock	—	3,613,000
Issuance of common stock for net liabilities upon reverse recapitalization, net of transaction costs	—	(3,113,309)
Right-of-use assets obtained in exchange for operating lease liabilities	1,513,607	—

See accompanying notes to the unaudited consolidated financial statements.

5

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS

Tevogen Bio Holdings Inc., a Delaware corporation (the “Company”), is a clinical-stage specialty immunotherapy company harnessing the power of CD8+ cytotoxic T lymphocytes to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and other disorders. The Company’s precision T cell technology, ExacTcell, is a set of processes and methodologies to develop, enrich, and expand single human leukocyte antigen-restricted CTL therapies with proactively selected, precisely defined targets. The Company has completed a Phase 1 proof-of-concept trial for the first clinical product of ExacTcell, TVGN 489, for the treatment of ambulatory, high-risk adult COVID-19 patients, and has other product candidates in its pipeline.

In addition, through the Company’s Tevogen.AI artificial intelligence (“AI”) initiative, it is focused on harnessing the potential of AI to expedite drug development, optimize laboratory processes and clinical trials, unravel complex biological data, improve patient outcomes, and pass on related savings to patients.

On February 14, 2024 (the “Closing Date”), pursuant to the Agreement and Plan of Merger dated June 28, 2023 (the “Merger Agreement”) by and among Semper Paratus Acquisition Corporation (“Semper Paratus”), Semper Merger Sub, Inc., a wholly owned subsidiary of Semper Paratus (“Merger Sub”), SSVK Associates, LLC (the “Sponsor”), Tevogen Bio Inc (n/k/a Tevogen Bio Inc.) (“Tevogen Bio”), and Dr. Ryan Saadi, in his capacity as seller representative, Merger Sub merged with and into Tevogen Bio, with Tevogen Bio being the surviving entity and a wholly owned subsidiary of Semper Paratus (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), and Semper Paratus was renamed Tevogen Bio Holdings Inc.

In connection with the closing of the Business Combination (the “Closing”), the then-outstanding shares of common stock of Tevogen Bio were converted into shares of the common stock of the Company at an exchange ratio of approximately 4.85 shares of Company common stock for each share of Tevogen Bio common stock (the “Exchange Ratio”). See Note 4 for more information on the Business Combination.

As discussed in Note 4, the Merger was accounted for as a reverse recapitalization under which the historical financial statements of the Company prior to the Merger are those of Tevogen Bio. All information related to the common stock of Tevogen Bio prior to the Closing and presented in the unaudited consolidated financial statements and notes thereto has been retroactively adjusted to reflect the Exchange Ratio.

Following the Merger, the former equity holders and holders of convertible promissory notes of Tevogen Bio held 91.0% of the outstanding shares of common stock of the Company and the former shareholders, creditors, and other contractual counterparties of Semper Paratus held 9.0% of the Company.

NOTE 2. DEVELOPMENT-STAGE RISKS AND LIQUIDITY

The Company has generally incurred losses and negative cash flows from operations since inception. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales from its product candidates currently in development. Management believes that cash of $685,229 as of June 30, 2025, net proceeds through August 13, 2025 of $2,533,023 pursuant to the Sales Agreement (as defined in Note 13), and a capital contribution of $1,000,000 from KRHP LLC, a New Jersey limited liability company (“KRHP”), received in August 2025, combined with the amounts available under the Loan Agreement (as defined in Note 7) entered into in June 2024, and the remaining commitment for a $7,000,000 grant from KRHP, will allow the Company to have adequate cash and financial resources to operate for at least the next 12 months from the date of issuance of these unaudited consolidated financial statements. The Company does not plan to initiate a clinical trial until additional funding is received.

6

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Management regularly evaluates different strategies to obtain funding for operations for subsequent periods. These strategies may include but are not limited to private placements of securities, licensing and/or marketing arrangements, partnerships with other pharmaceutical or biotechnology companies, and public offerings of securities. The Company may not be able to obtain financing on acceptable terms and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain sufficient funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion, or future commercialization efforts, which could adversely affect its business prospects.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing licensed technologies, performing research, conducting pre-clinical studies and a clinical trial, pursuing related business opportunities, and pursuing and completing the Business Combination. The Company is subject to risks associated with any specialty biotechnology company that requires considerable expenditures for research and development. The Company’s research and development and other projects may not be successful, products developed may not obtain necessary regulatory approval, and any approved product may not be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies in Note 3 to the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on April 2, 2025 have not materially changed, except as reflected in the following:

Basis of Presentation

These unaudited consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). In the opinion of management, all adjustments considered necessary for a fair statement of the financial position and results of operations of the Company have been included.

Segment Reporting

Operating segments are defined as components of an entity for which discrete financial information is both available and regularly reviewed by its chief operating decision maker or decision-making group. The Company views its operations and manages its business in one segment. As part of new requirements under ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), the Company has included enhanced footnotes within its quarterly reporting—see Note 11.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3	Unobservable inputs in which there is little or no market data available and which require the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

7

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments recognized at historical amounts in the balance sheets consist of accounts payable and notes payable. The Company believes that the carrying value of accounts payable and notes payable approximates their fair values due to the short-term nature of these instruments.

The Company’s recurring fair value measurements consist of the convertible promissory notes prior to the Merger, for which the Company elected the fair value option to reduce accounting complexity, and private warrants after the Merger. Such fair value measurements are Level 3 inputs. The following table provides a roll-forward of the aggregate fair values of the Company’s convertible promissory notes.

Balance at January 1, 2024	$94,932,000
Accrued interest expense	159,305
Change in fair value	(48,468,678)
Derecognition upon conversion of convertible promissory notes	(46,622,627)
Balance at June 30, 2024	$—

There were no transfers between levels during the six months ended June 30, 2025 and 2024.

The Company used the probability weighted expected return method valuation methodology to determine the fair value of the convertible promissory notes prior to the Merger. Significant assumptions and ranges used in determining the fair value of convertible promissory notes prior to the Merger include volatility (80%), discount rate (35% - 36%), and probability of a future liquidity event (85% - 95%). The Company used its stock price on the Closing Date to determine the fair value for the derecognition of the convertible promissory notes upon conversion on the Closing Date.

The Company recorded a gain on change in fair value of derivative warrant liabilities of $21,410 and $7,553 during the three and six months ended June 30, 2025, respectively. The Company recorded a loss on change in fair value of $38,788 and $6,815 during the three and six months ended June 30, 2024, respectively. The change in value during these periods was largely attributable to changes in the price of the underlying common stock and risk-free rates. During the fiscal year ended December 31, 2024, the Company acquired private warrants in connection with the Closing and issued written call options in connection with the Loan Agreement. The fair value of the written call options decreased to $0 between their issuance and December 31, 2024, and remained at $0 as of June 30, 2025. Accordingly, the written call options are not included in the tables below. Such fair value measurements are Level 3 inputs. The following table provides a roll-forward of the aggregate fair values of the warrants.

Derivative warrant liabilities
Balance at January 1, 2024	$—
Initial fair value at issuance	29,000
Change in fair value	(6,815)
Balance at June 30, 2024	$22,185

Balance at January 1, 2025	$87,180
Change in fair value	7,553
Balance at June 30, 2025	$94,733

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities	3	$—	$—	$94,733

8

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s nonrecurring fair value measurements consist of Series A Preferred Stock. Such fair value measurements are Level 3 inputs. The Company determined the fair value of Series A Preferred Stock using a Monte Carlo Simulation (“MCS”). Key inputs utilized in the MCS to estimate fair value of Series A Preferred Stock included a range of volatility between 75% to 85%, a holding period to a deemed liquidation event, as defined in the Series A Preferred Stock agreement, ranging from 0.5 to 10.0 years, and a risk-free interest rate between 4.3% and 5.3%. The difference between the cash received of $2,000,000 upon issuance of the Series A Preferred Stock and its estimated fair value was recognized as general and administrative expense on the unaudited consolidated statements of operations during the six months ended June 30, 2024.

The Company used a MCS valuation methodology to determine the fair value of the freestanding $14,000,000 purchase option and remaining embedded $24,000,000 purchase option associated with the Loan Agreement as of June 30, 2025. The MCS methodology simulates the Company’s future stock price to estimate if and when the Trailing VWAP (as defined below) will reach $10.00 per share, and discounts the resulting payoff back to each valuation date using a present value factor. Significant assumptions used in determining the fair value of these options include volatility of 78.5% and discount rate of 4.0%. At June 30, 2025, the MCS produced a fair value of $0 relating to these freestanding and embedded options.

Net Income (Loss) Per Share

The Company computes basic net income (loss) per share by dividing net loss by the weighted-average common stock outstanding during the period. The Company determined that each outstanding share of preferred stock and restricted common stock would participate in earnings available to common stockholders but would not participate in losses. The Company computes diluted net income (loss) per share by dividing the net income (loss) by the sum of the weighted average number of common stock outstanding during the period, plus the potential dilutive effects, if any, of potentially dilutive securities. Given the Company’s net loss, basic and diluted net loss per share are the same for the three and six month periods ended June 30, 2025.

Recently Issued Accounting Standards

In November 2023, the FASB issued ASU 2023-07, which enhances reportable segment disclosures by requiring disclosures such as significant segment expenses. The main provisions of this update require companies to disclose, on an annual and interim basis, significant segment expenses, segment profit and loss, and other segments items that are regularly provided to the chief operating decision maker (“CODM”). This update also requires companies to disclose the title and position of the CODM and to explain how the CODM uses the reported segment measures in assessing segment performance and deciding how to allocate resources. The update also requires companies with a single reportable segment to provide all required segment reporting disclosures. This new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this standard on January 1, 2024 for annual reporting and interim periods beginning in 2025.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which modifies the disclosure requirements for income taxes. This update requires disclosure of tabular statutory to effective rate reconciliation in both percentages and dollars, additional disaggregated rate reconciliation categories and disaggregation of both income taxes paid and income tax expense by jurisdiction. This guidance is effective for annual periods beginning after December 15, 2024. We expect this update to only impact our disclosures with no impact to our results of operations, cash flows and financial condition.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures, (Subtopic 220-40) (“ASU 2024-03”), which was clarified in January 2025 with ASU 2025-01 (collectively, “ASU 2025-01 and 2024-03”). ASU 2025-01 and 2024-03 improves disclosures regarding the types of expenses included in commonly presented expense captions, including disaggregating the amounts of employee compensation, depreciation and amortization included within each income statement expense caption. This standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of the standard on its unaudited consolidated financial statements and disclosures.

9

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. BUSINESS COMBINATION

On the Closing Date, the Company completed the Business Combination described in Note 1. The Merger was accounted for as a reverse recapitalization under GAAP because Tevogen Bio was determined to be the accounting acquirer based upon the terms of the Merger and other factors, including that following the Merger, former Tevogen Bio (i) equity holders and holders of convertible promissory notes owned approximately 91.0% of the Company, (ii) directors constituted the majority (six of seven) of the directors of the Company, and (iii) management held all key positions of management of the Company. Accordingly, the Merger was treated as the equivalent of Tevogen Bio issuing stock to acquire the net assets of Semper Paratus. As a result of the Merger, the net liabilities of Semper Paratus were recorded at their acquisition-date fair value in the unaudited consolidated financial statements and the reported operating results prior to the Merger are those of Tevogen Bio. Immediately after the Merger, there were 164,614,418 shares of the Company’s common stock outstanding.

The following table shows the net liabilities acquired in the Merger:

February 14, 2024
Cash	$229,328
Due from Sponsor	158,819
Prepaid expenses and other assets	2,501
Accounts payable	(96,175)
Accrued expenses	(1,269,126)
Notes payable	(1,651,000)
Derivative warrant liabilities	(29,000)
Total net liabilities acquired	(2,654,653)
Plus: Merger transaction costs limited to cash acquired	(229,328)
Total net liabilities acquired plus transaction costs	$(2,883,981)

Total transaction costs of $7,728,681 were incurred in relation to the Business Combination through the Closing Date, of which $229,328 were charged directly to equity to the extent of the cash received from the Business Combination, with the balance of $7,499,353 charged to Merger transaction costs for the six months ended June 30, 2024.

Former holders of Tevogen Bio common stock and the Sponsor are eligible to receive up to an aggregate of 24,500,000 shares of common stock (“Earnout Shares”) if the volume-weighted average price (the “VWAP”) of the Company’s common stock reaches specified threshold levels during the three-year period commencing on the Closing Date. Refer to Note 5, Earnout Shares, for further details of the earnout arrangement.

In connection with the Merger, the Company issued Series B Preferred Stock to the Sponsor in return for the Sponsor assuming $3,613,000 of liabilities and obligations (“Assumed Liabilities”) of Semper Paratus and Tevogen Bio. The issuance date fair value of the Series B Preferred Stock was recorded to Merger transaction costs within the unaudited consolidated statements of operations. All of the issued Series B Preferred Stock was repurchased by the Company during the three months ended June 30, 2024 in exchange for the Sponsor being released from their obligation to repay the Assumed Liabilities. See Note 9 for additional information.

NOTE 5. EARNOUT SHARES

Following the Closing, former holders of Tevogen Bio common stock may receive up to 20,000,000 Earnout Shares in tranches of 6,666,667, 6,666,667, and 6,666,666 shares of common stock per tranche, respectively. The first, second, and third tranches are issuable if the VWAP per share of the Company’s common stock is greater or equal to $15.00, $17.50, and $20.00, respectively, over any twenty trading days within any thirty consecutive day trading period during the three-year period after the Closing.

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TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Sponsor received the right to Earnout Shares with the same terms above, except that each of the Sponsor’s three earnout tranches are for 1,500,000 shares of common stock, for an aggregate of 4,500,000 shares of common stock across the entire Sponsor earnout. The Earnout Shares are a form of dividend for holders of Tevogen Bio common stock, and the Earnout Shares earnable by the Sponsor are treated as contingent consideration in a reverse recapitalization. In accordance with ASC 815, the Earnout Shares were considered to be indexed to the Company’s common stock and are classified within permanent equity.

NOTE 6. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	June 30,	December, 31
	2025	2024
Professional services	$1,537,914	$1,309,163
Other	75,006	403,233
Total	$1,612,920	$1,712,396

NOTE 7. DEBT

On February 14, 2024, in connection with the consummation of the Business Combination, previously issued promissory notes and accrued interest were automatically converted into an aggregate of 10,337,419 shares of common stock. These debt obligations were retired upon conversion.

Loan Agreement

In June 2024, the Company entered into a Loan Agreement (the “Loan Agreement”) with The Patel Family, LLP (the “Patel Family”), a related party of the Company, providing for an unsecured line of credit facility (the “Facility”) for term loans of up to an initial total of $36,000,000. Under the Facility, the Company may draw up to $1,000,000 in term loans per calendar month over a draw period of 36 months. Each term loan draw will have a maturity date of 48 months and will accrue interest at the lower of (i) daily SOFR plus 2.00% and (ii) 7.00%. Interest accrues quarterly and is payable on the three-month anniversary of the draw date. Interest is payable in shares of common stock at an effective price of $1.50 per share. Interest payable through December 31, 2024 relating to the first two draws on the Facility were settled in February 2025 through issuance of 18,847 shares of common stock. Interest payable through July 16, 2025 was settled in July 2025 through issuance of 43,042 shares of common stock. Principal may be prepaid at any time without penalty, and repayments or prepayments may be made in cash or common stock at the Company’s election. Payments of principal in common stock would be made at an effective price of the greater of $1.50 per share and the ten-day trailing volume weighted average price per share of the common stock (the “Trailing VWAP”) as of the trading day prior to payment. As an inducement to enter into the Loan Agreement, the Company issued 1,000,000 shares of common stock to the Patel Family during June 2024. As of December 31, 2024, the Company had drawn $1,000,000 from the Facility, with maturity dates in July and August 2028. The Company drew $2,000,000 and $1,400,000 during the first and second quarter of 2025, respectively, with maturity dates ranging from February to June 2029. As of June 30, 2025, the outstanding balance on the Loan Agreement was $4,400,000. As of June 30, 2025, $24,000,000 remained available for future financing over the remaining 24 months of the draw period.

The Loan Agreement includes a purchase option whereby the Patel Family has the option to purchase up to $14,000,000 of shares of common stock at a purchase price equal to 70% of the Trailing VWAP per share (the “$14 million Purchase Option”). The $14 million Purchase Option only becomes exercisable once Trailing VWAP reaches $10.00 per share. The $14 million Purchase Option was determined to be a freestanding derivative liability under ASC 815 and is carried at fair value, with changes in fair value recorded to change in fair value of written call option derivatives liabilities within the unaudited consolidated statements of operations and unaudited consolidated statements of cash flows.

11

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Loan Agreement also includes a purchase option (the “Additional Amount Purchase Option”) that is identical to the $14 million Purchase Option, except that the option is exercisable for an amount up to the then-remaining undrawn term loan amount under the Loan Agreement at the time Trailing VWAP reaches $10.00 per share. The Additional Amount Purchase Option was determined to be an embedded derivative within the written loan commitment that requires bifurcation under ASC 815, and thus is carried at fair value with changes in fair value recorded to change in fair value of written call option derivatives liabilities within the unaudited consolidated statements of operations and unaudited consolidated statements of cash flows.

The $14 million Purchase Option and the Additional Amount Purchase Option are recorded to written call option derivative liabilities within the unaudited consolidated balance sheet and had a fair value of $0 at June 30, 2025 and December 31, 2024.

The Loan Agreement is a written loan commitment that is not eligible for the fair value option under ASC 825, Financial Instruments. However, management intends to elect the fair value option for future draws under this commitment, and therefore has expensed all issuance costs associated with the Loan Agreement, which are comprised of the fair value of the 1,000,000 shares of common stock issued to the Patel Family as well as the issuance date fair value of the $14 million Purchase Option and Additional Amount Purchase Option.

Notes Payable

As a result of the Merger, the Company assumed notes payable held by Polar Multi-Strategy Master Fund (“Polar”) for which the proceeds were to be used for working capital purposes by Semper Paratus with an outstanding balance of $1,651,000 on the Closing Date and which remain outstanding at June 30, 2025. The notes payable do not accrue interest. The outstanding balance of the notes was required to be repaid in full within five business days of the Merger, and the Company is therefore in default of its obligations at June 30, 2025. The notes’ default provisions do not require the Company to transfer any shares or pay any amounts to Polar.

NOTE 8. STOCK-BASED COMPENSATION

In connection with the Closing, the Company adopted the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) and no longer grants awards pursuant to the 2020 Equity Incentive Plan (the “2020 Plan”). Each restricted stock unit (“RSU”) award granted under the 2020 Plan that was outstanding and unvested as of the Closing Date was automatically canceled and converted into an award under the 2024 Plan with respect to the common stock of the Company (the “Rollover RSUs”). Such Rollover RSUs remain subject to the same terms and conditions as set forth under the applicable award agreement prior to the Closing.

In addition to covering the Rollover RSUs, under the 2024 Plan, the Company is authorized to grant awards up to an aggregate 40,000,000 shares of common stock. The 2024 Plan provides for the grant of options, stock appreciation rights, restricted common stock (“Restricted Stock”), RSUs, and other equity-based awards. As of June 30, 2025, awards for 570,271 shares remained available to be granted under the 2024 Plan.

The Company has issued RSUs that are subject to either service-based vesting conditions or service-based and performance-based vesting conditions. Compensation expense for service-based RSUs is recognized on a straight-line basis over the vesting period of the award. Compensation expense for service-based and performance-based RSUs (“Performance-Based RSUs”) is recognized when the performance condition, which is based on a liquidity event condition being satisfied, is deemed probable of achievement.

On the Closing Date, the Company issued an aggregate of 19,348,954 RSUs under the 2024 Plan to Dr. Saadi (the “Special RSU Award”). Such RSUs immediately converted into shares of Restricted Stock, the restrictions on which lapse in four equal annual installments beginning on February 14, 2031 (“Special RSU Vesting Period”). Pursuant to the terms of the Special RSU Award, Dr. Saadi will be entitled to vote the Restricted Stock, but the shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, subject to forfeit. Dr. Saadi will automatically forfeit all unvested Restricted Stock in the event he departs the Company. The fair value per share for the Special RSU Award was determined to be $4.51 per share, equivalent to the Company’s stock price on the Closing Date, resulting in a total grant date fair value of $87,263,783. In accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”), the Company will recognize compensation expense on a straight-line basis from the Closing Date until the completion of the Special RSU Vesting Period.

On June 27, 2025, the Company issued an aggregate of 9,250,000 shares of Restricted Stock under the 2024 Plan to the Company’s executive officers, including a grant of 8,000,000 shares of Restricted Stock to Dr. Saadi. The shares of Restricted Stock granted to Dr. Saadi will vest in four equal annual installments beginning on June 27, 2032 and the shares of Restricted Stock granted to each other grantee will vest in three equal annual installments beginning on June 27, 2030 (the “RSA Vesting Period”), subject in each case to the applicable grantee’s continuous service with the Company through the vesting date, and provided that the shares will automatically vest in full in the event of termination due to death or disability. Pursuant to the terms of these awards, the Company’s executive officers are entitled to vote the Restricted Stock, but the shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, subject to automatic forfeit. The Company’s executive officers will automatically forfeit all unvested Restricted Stock in the event they depart the Company for any reason, unless termination of their service triggers accelerated vesting pursuant to the terms of the applicable award agreement or the 2024 Plan. The fair value per share for these awards was determined to be $1.24 per share, equivalent to the Company’s stock price on the grant date, resulting in a total grant date fair value of $11,470,000. In accordance with ASC 718, the Company will recognize compensation expense on a straight-line basis from the grant date until the completion of the RSA Vesting Period.

12

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock and RSU activity was as follows:

	Service-Based Restricted Stock and RSUs
	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2025	26,690,254	$3.54
Granted	10,099,847	1.25
Vested	(5,706,397)	0.98
Forfeited	—	—
Nonvested as of June 30, 2025	31,083,704	$3.26

	Service-Based Restricted Stock and RSUs
	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2024	—	$—
Granted	19,348,954	4.51
Vested	—	—
Forfeited	—	—
Nonvested as of June 30, 2024	19,348,954	$4.51

	Performance-Based RSUs
	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2025	1,289,578	$3.70
Granted	—	—
Vested	(209,275)	3.42
Forfeited	—	—
Nonvested as of June 30, 2025	1,080,303	$3.76

	Performance-Based RSUs
	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2024	10,900,128	$2.97
Granted	—	—
Vested	(7,174,362)	2.85
Forfeited	—	—
Nonvested as of June 30, 2024	3,725,766	$3.19

There was $2,584,747 and $9,155,207 of compensation cost related to shares of service-based Restricted Stock and service-based RSUs during the three and six months ended June 30, 2025, respectively. There was $89,043,518 of unrecognized compensation cost related to shares of service-based Restricted Stock and service-based RSUs as of June 30, 2025, which will be expensed over a weighted average period of 8.8 years. There was $654,586 and $1,376,826 compensation cost related to Performance-Based RSUs during the three and six months ended June 30, 2025, respectively. There was $1,608,083 of unrecognized compensation cost related to Performance-Based RSUs as of June 30, 2025, which will be expensed over a weighted average period of 0.8 years.

13

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded stock-based compensation expense in the following expense categories in the accompanying unaudited consolidated statements of operations:

	Three months ended
	June 30,
	2025	2024
Research and development	$1,720,666	$3,010,944
General and administrative	1,518,667	1,131,276
Total	$3,239,333	$4,142,220

	Six months ended
	June 30,
	2025	2024
Research and development	$3,547,013	$22,746,840
General and administrative	6,985,020	7,728,629
Total	$10,532,033	$30,475,469

NOTE 9. STOCKHOLDERS’ DEFICIT

Common Stock

As of February 15, 2024, the Company’s common stock and warrants began trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TVGN” and “TVGNW,” respectively.

As of June 30, 2025, the Company had 193,693,433 shares of common stock issued and outstanding. For accounting purposes related to earnings per share, only shares that are fully vested are considered issued and outstanding.

Below is a reconciliation of shares of common stock issued and outstanding:

June 30,
2025
Total shares of common stock issued and outstanding	193,693,433
Plus: shares to be issued:
Vested RSUs not yet legally settled into common stock (a)	216,938
Less: Shares subject to future vesting:
Issuance of restricted common stock subject to forfeiture (b)	(28,598,954)
Total shares, net	165,311,417

(a)	As of June 30, 2025, there were RSUs that had vested but had not been legally settled into common stock.

(b)	The Company’s executive officers will automatically forfeit all unvested Restricted Stock in the event they depart the Company. See Note 8 for additional information on the Special RSU Award and awards of Restricted Stock.

Prior to the Merger, Tevogen Bio had outstanding shares of voting and non-voting common stock. Upon the Closing, Tevogen Bio’s common stockholders received shares of the Company’s common stock in an amount determined by application of the Exchange Ratio, as discussed in Note 1.

Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.0001 per share.

Series A Preferred Stock

In March 2024, the Company authorized and issued 2,000 and 500 shares, respectively, of Series A Preferred Stock (the “Series A”) to the Patel Family at a price of $4,000 per share (the “Series A Original Issue Price”), for gross proceeds of $2,000,000. The Company recorded an expense of $799,990 in its unaudited consolidated statements of operations related to issuance of the Series A equal to the fair value of the Series A when issued of $5,600 per share less the purchase price of $4,000 per share.

Dividends

Holders of Series A are entitled to receive dividends accruing daily on a cumulative basis payable at a fixed rate of 5% per annum per share on the Series A Original Issue Price, which rate will automatically increase by 2% every year that the Series A remains outstanding (the “Series A Accruing Dividends”). These dividends become payable when and if declared by the Company. The Series A Preferred Stock will also participate on an as-converted basis in any regular or special dividends paid to holders of the common stock.

14

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Liquidation

The Series A ranks senior to common stock and Series C Preferred Stock in liquidation priority. In the event of a liquidation of the Company, or certain deemed liquidation events, the Series A is redeemable for a price equal to the greater of the Series A Original Issue Price plus all Series A Accruing Dividends that are unpaid through the redemption date, or such amount that would have been payable had the Series A converted into shares of common stock immediately before the liquidation or deemed liquidation event.

Voting

The Series A does not have any voting rights.

Redemption

The holders of Series A are not entitled to redeem their shares outside of the liquidation of the Company or the occurrence of a deemed liquidation event. The Company is entitled to redeem the Series A at a price equal to the Series A Original Issue Price plus any Series A Accruing Dividends accrued but unpaid thereon, if the VWAP of the Company’s common stock exceeds $5.00 per share for the twenty days immediately prior to the Company’s call election.

Conversion

The holders of Series A have the option to convert the Series A into shares of common stock at a ratio equal to the Series A Original Issue Price divided by the Series A Conversion Price, which is initially $4.00 per share and is subject to standard antidilution adjustments.

Series A-1 Preferred Stock

On March 27, 2024, the Company entered into an Amended and Restated Securities Purchase Agreement with the Patel Family covering the issuance of 600 shares of Series A-1 Preferred Stock for a gross purchase price of $6,000,000. The terms of the Series A-1 Preferred Stock are identical to the Series A, except that the cumulative dividends are capped at 15% per annum, and the Series A-1 Issuance Price is defined as $10,000 per share. As of June 30, 2025, the Patel Family had paid a non-refundable deposit of $3,000,000 towards the Series A-1 purchase price, and no shares of Series A-1 Preferred Stock were issued or outstanding.

Series B Preferred Stock

In connection with the Closing, the Company entered into an agreement to issue shares of Series B to the Sponsor in return for the Sponsor assuming certain liabilities and obligations of Semper Paratus and Tevogen Bio. In March 2024, 3,613 shares of Series B were issued in return for the assumption of the Assumed Liabilities. The issuance date fair value of the Series B was determined to be $3,613,000 and was recorded within Merger transaction costs in the unaudited consolidated statements of operations. The Series B was classified as permanent equity.

On June 15, 2024, the Company and the Sponsor entered into the Preferred Stock Repurchase Agreement, pursuant to which the Company repurchased all outstanding Series B in exchange for the release of the Sponsor from its obligations related to the Assumed Liabilities, but no cash consideration. The repurchase was recorded as a deemed contribution from a related party and recorded to additional paid-in capital. As of June 30, 2024, there were no shares of Series B outstanding, and on August 9, 2024, the Company filed a Certificate of Elimination to eliminate the Series B. Although the Company was not legally released by the creditors, the Company has made payments towards the Assumed Liabilities and approximately $2.6 million remains on the Company’s balance sheet at June 30, 2025.

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TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Series C Preferred Stock

On August 21, 2024, the Company entered into a securities purchase agreement (the “Series C Agreement”) with the Patel Family, pursuant to which the Patel Family purchased 600 shares of Series C Preferred Stock (the “Series C”) of the Company at a price of $10,000 per share (the “Series C Original Issue Price”), for gross proceeds of $6,000,000.

The Series C is subject to a call right providing the Company the right to call the stock at any time after the fifth anniversary of the date of issuance. The Company also agreed that so long as the Series C is outstanding, the Company will not, without the written consent of the holders of 50.1% of the Series C, amend, alter, or repeal any provision of the Company’s certificate of incorporation or bylaws in a manner adverse to the Series C. Assessed under accounting guidance within ASC 480 and ASC 815, as the Series C is unregistered and without mandatory redemption features, the Series C is classified within equity at issued face value as of June 30, 2025.

Dividends

The Series C carries an annual 7.5% cumulative dividend, compounded annually, beginning on the later of (1) September 30, 2024 and (2) the date on which the Patel Family has paid the entirety of the purchase price under the Series C Agreement and ending on the last business day of the calendar quarter ending September 30, 2034 (the “Series C Accruing Dividends”). Dividends are payable in shares of Series C or, at the election of the Company, in cash.

Liquidation

The Series C ranks subordinate to the Series A and Series A-1 Preferred Stock and ranks senior to common stock in liquidation priority. In the event of a liquidation of the Company, or certain deemed liquidation events, the Series C is redeemable for a price equal to the greater of the Series C Original Issue Price plus all Series C Accruing Dividends that are unpaid through the redemption date, or such asset amount as would have been payable had the Series C converted into shares of common stock immediately before the liquidation or deemed liquidation event.

Voting

The Series C does not have any voting rights.

Redemption

The holders of Series C are not entitled to redeem their shares outside of the liquidation of the Company or the occurrence of a deemed liquidation event. The Company is entitled to redeem the Series C at a price equal to the Series C Original Issue Price plus any Series C Accruing Dividends accrued but unpaid thereon, subject to the conversion right described below.

Conversion

The shares of Series C are convertible at the election of the holder into shares of common stock at a conversion price equal to the volume-weighted average price of the common stock for the 30 trading days immediately prior to the exercise of the holder’s conversion option, subject to a floor price of $0.6172.

Warrants

Upon the Closing, 17,975,000 warrants initially issued by Semper Paratus in November 2021, comprising 17,250,000 public warrants sold in the IPO and 725,000 warrants issued in a concurrent private placement, were assumed.

Public Warrants

The public warrants have an exercise price of $11.50 per share, became exercisable on March 15, 2024, and will expire at 5:00 p.m., New York City time, on February 14, 2029, or earlier upon redemption or liquidation. Warrant holders may, during any period when the Company has failed to maintain an effective registration statement covering the shares of the Company’s common stock issuable upon exercise of the warrants, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, or another exception. The Company may redeem the public warrants if the Company’s common stock equals or exceeds $18.00 per share for 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the holders of public warrants. As of June 30, 2025, there are 17,386,580 public warrants outstanding.

16

TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Private Placement Warrants

Each private placement warrant is identical to the public warrants, except that the private placement warrants, so long as they are held by the initial purchasers or their permitted transferees, (i) will not be redeemable by the Company and (ii) may be exercised by the holders on a cashless basis. As of June 30, 2025, there are 588,398 private placement warrants outstanding.

See Note 3 for additional information on the Company’s warrant accounting policy.

NOTE 10. RELATED PARTY TRANSACTIONS

Transactions with Sponsor

Pursuant to the Merger Agreement, the Company incurred $2,000,000 in fees to the Sponsor for advisory services (the “Sponsor Advisory Service Fee”). In connection with the Merger and thereafter, the Company and Sponsor agreed that $250,000 of the Sponsor Advisory Service Fee is payable in cash, $250,000 would be offset against amounts due from the Sponsor, and the remainder of the Sponsor Advisory Service Fee was paid with the issuance of 150,000 shares of the Company’s common stock at Closing. The Sponsor Advisory Service Fee payable in cash is presented on the unaudited consolidated balance sheets under the line item “Due to related party.”

As of June 30, 2025, the Sponsor owes the Company $158,819 to cover working capital expenses, which is presented on the unaudited consolidated balance sheets under the line item “Due from related party.”

See Note 9 for additional information on the Series B issued to the Sponsor.

Stock-Based Compensation

In January 2023, the Company issued 40,000 Performance-Based RSUs to the wife of the Company’s chair and chief executive officer for advisory services provided to the Company, and 20,000 Performance-Based RSUs to Mehtaphoric Consulting Inc, a company controlled by the daughter of the Company’s chief financial officer, for information technology services provided to the Company. In connection with the Closing, the performance condition was achieved and therefore compensation cost of $800,396 has been recognized.

Loan Agreement

See Note 7 for additional information on the Loan Agreement with the Patel Family, which provides for an unsecured line of credit facility for term loans of up to an initial amount of $36,000,000 in the aggregate. As of June 30, 2025, the facility has remaining available capacity of $24,000,000.

Preferred Stock

See Note 9 for additional information on the Series A, Series A-1, and Series C Preferred Stock, which were purchased or in the case of the Series A-1 Preferred Stock are subject to purchase by the Patel Family.

Consulting Agreement

In December 2024, the Company contracted with Dr. Manmohan Patel of The Patel Family LLP to provide advisory services to the Company in support of the Company’s manufacturing development, including but not limited to identifying and developing real estate, establishing quality management processes, attracting and hiring an executive to lead operations, providing medical advice, and addressing government affairs and regulatory matters. In exchange for his consultation services, Dr. Patel was granted 6,000,000 RSUs, of which 2,000,000 immediately vested, and 2,000,000 RSUs vested in both January 2025 and February 2025.

CD8 Agreement

On April 17, 2025, the Company entered into a Master Services and Facilities Agreement (the “CD8 Agreement”) with CD 8 Technology Services LLC (“CD8”). The Agreement establishes the general terms and conditions under which CD8 would provide the Company with access to specialized manufacturing facilities, including clean rooms and laboratories, as well as related operational services, to support the production of the Company’s cell therapy products. The CD8 Agreement provides that the specific details of these facilities and services, including scope of work, costs, and timelines, will be set out in one or more individual project work orders. The CD8 Agreement has an initial term of 12 months and will automatically renew for additional 12-month periods unless it is terminated in accordance with the terms set forth therein. CD8 is associated with Dr. Patel.

KRHP

In January 2025, the Company received a grant of $2.0 million from KRHP to further our development of off-the-shelf, genetically unmodified precision T cell therapeutics to treat infectious diseases and cancers. In August 2025, the Company received an additional grant of $1.0 million from KRHP to advance Tevogen.AI. KRHP is affiliated with the Patel Family. KRHP also committed to provide an additional $7.0 million of grant funding to the Company to be used towards the Company’s ongoing operational expenses.

Capital Contribution of Dr. Ryan Saadi, CEO

On June 30, 2025, Ryan Saadi, the Company’s Chief Executive Officer, provided the Company with a capital contribution of $500,000.

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TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SEGMENT REPORTING

The Company operates in one operating segment, and therefore one reportable segment, and is focused on the global discovery, development and commercialization of proprietary therapeutics. The Company’s business activities are managed on a consolidated basis through the development and potential commercialization of pharmaceutical products, which are aimed at the global market in the event that products are successful in receiving regulatory approvals. The Company’s determination that it operates as a single operating segment is consistent with the financial information regularly reviewed by the chief operating decision maker for purposes of evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting for future periods. The Company’s chief operating decision maker is the Chief Executive Officer.

The accounting policies for the Company’s single operating segment are the same as those described in the summary of significant accounting policies. The Company’s single operating segment incurs expenses from the development of TVGN 489, which is designed to target various disease indications, and other product candidates being developed by the Company’s research and development department. The Company has not yet generated revenue in its operating history.

For the segment, the chief operating decision maker uses net loss, which is reported on the unaudited consolidated statements of operations as consolidated net income (loss), to allocate resources (including employees, property, and financial resources), predominantly during the annual budget and forecasting process. The chief operating decision maker also uses consolidated net loss, along with non-financial inputs and qualitative information, to evaluate the Company’s performance, establish compensation, monitor budget versus actual results, and decide the level of investment in the Company’s various research activities. The measure of segment assets is reported on the unaudited consolidated balance sheet as total consolidated assets.

NOTE 12. NET INCOME (LOSS) PER SHARE

The below table is a reconciliation of net income (loss) attributable to common stockholders. Given the Company’s net loss, basic and diluted net loss per share for the periods ended June 30, 2025 are the same.

	Three months ended June 30, 2025	Six months ended June 30, 2025
Numerator:
Net loss	$(5,503,979)	$(15,871,040)
Series A cumulative preferred stock dividend	(24,931)	(49,863)
Series C cumulative preferred stock dividend	(112,192)	(224,384)
Net loss attributable to common stockholders, basic	$(5,641,102)	$(16,145,287)

	Three months ended June 30, 2024	Six months ended June 30, 2024
Numerator:
Net (loss) income	$(9,663,447)	$1,601,395
Series A cumulative preferred stock dividend	(24,932)	(26,301)
Series B repurchase	3,613,000	3,613,000
Undistributed earnings allocated to participating securities	—	(143,187)
Net (loss) income attributable to common stockholders, basic	$(6,075,379)	$5,044,907

Denominator:
Weighted average common stock outstanding, basic	154,167,090	145,655,205
Net (loss) income per share attributable to common stockholders, basic	$(0.04)	$0.03
Weighted average common stock outstanding, basic	154,167,090	145,655,205
Effect of potentially dilutive convertible promissory notes	—	2,499,156
Total potentially dilutive securities	—	2,499,156
Weighted average common stock outstanding, diluted	154,167,090	148,154,361
Net loss per share attributable to common stockholders - basic and diluted	$(0.04)	$(0.29)

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TEVOGEN BIO HOLDINGS INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company excluded the following potential shares from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	June 30,
	2025	2024
Outstanding restricted stock units (a)	3,562,440	3,725,766
Restricted Stock	28,598,954	19,348,954
Public warrants	17,386,580	17,249,978
Private warrants	588,398	725,000
Earnout Shares	24,500,000	24,500,000
Total	74,636,372	65,549,698

(a)	As of June 30, 2025 there were an additional 216,398 RSUs that had vested but had not been legally settled into common stock and therefore were included in the basic net income per share.

The above table excludes any potentially anti-dilutive shares as a result of the $14 million Purchase Option and the Additional Amount Purchase Option (see Note 7). These are excluded as the number of shares issuable cannot be determined until the conditions for issuance are met and the share prices are known upon exercise.

NOTE 13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions for potential recognition or disclosure from the balance sheet date through August 14, 2025, the issuance date of the unaudited consolidated financial statements, and has not identified any additional items requiring disclosure except as noted below.

Sales Agreement with A.G.P./Alliance Global Partners

On July 3, 2025, the Company entered into a Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (the “Agent”), pursuant to which the Company may issue and sell from time to time up to $50,000,000 of shares of common stock through the Agent as the Company’s sales agent pursuant to the Company’s effective shelf registration statement on Form S-3 filed on June 20, 2025, and the prospectus supplement dated July 3, 2025. Sales of the Company’s common stock through the Agent have been and will be made by any method that is deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. Each time the Company wishes to issue and sell common stock under the Sales Agreement, the Company will provide a placement notice to the Agent containing the parameters in accordance with which shares are to be sold. The Agent will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the common stock from time to time, based upon the Company’s instructions. The Company is not obligated to make any sales of common stock under the Sales Agreement. The Company will pay the Agent a commission on the gross proceeds.

Between July 3, 2025 and August 13, 2025, the Company sold an aggregate of approximately 2.3 million shares of common stock under the Sales Agreement at a weighted average price per share of $1.15, resulting in gross proceeds of $2.60 million. After deducting total expenses of approximately $70,000, including commission to the Agent of approximately $65,000, net proceeds to the Company were $2.53 million.

Settlement of Accrued Interest under the Loan Agreement

On July 21, 2025, the Company issued 43,042 shares of common stock in settlement of interest payable on draws under the Loan Agreement. This issuance settled all accrued interest payable on the Loan Agreement through July 16, 2025.

KRHP Grant

In August 2025, the Company received a grant of $1.0 million from KRHP to advance Tevogen.AI.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

In this Quarterly Report on Form 10-Q (this “Report”), “we,” “our,” “us,” “Tevogen,” “the Company” and similar terms refer to Tevogen Bio Holdings Inc. and its subsidiaries collectively unless the context indicates otherwise. All quarterly information in this Management’s Discussion and Analysis is unaudited. The following discussion and analysis of our results of operations and our liquidity and capital resources should be read together with our unaudited consolidated financial statements and the related notes appearing elsewhere in this Report and the audited financial information and related notes, as well as the Management’s Discussion and Analysis of Financial Condition and Results of Operations and other disclosures, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”).

Forward-Looking Statements

This Report contains forward-looking statements intended to be covered by the safe harbor provisions for forward-looking statements in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will,” or “may,” or other words or expressions that convey future events, conditions, circumstances, or outcomes to identify these forward-looking statements. Forward-looking statements in this Report include, without limitation, statements regarding:

●	the development of, potential benefits of, and patient access to our product candidates for the treatment of infectious diseases, cancer, and neurological disorders, including TVGN 489 for the treatment of COVID-19 and Long COVID;

●	our ability to develop additional product candidates, including through the use of our ExacTcellTM technology and Tevogen.AI;

●	the anticipated benefits of ExacTcell and Tevogen.AI;

●	our expectations regarding our future clinical trials;

●	our manufacturing plans;

●	our ability to generate revenue in the future;

●	our ability to manage, grow, and diversify our business and execute our business initiatives and strategy;

●	expectations regarding the healthcare and biopharmaceutical industries;

●	the potential liquidity and trading of our securities; and

●	the future business, operations, and financial performance of our Company.

Forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account information currently available to us and are not guarantees of future results. A number of important factors could cause actual results to differ materially from the results anticipated by these forward-looking statements, including without limitation risks and uncertainties related to:

●	the outcome of any legal proceedings that may be instituted against us related to the Business Combination;

●	changes in the markets in which we compete, including with respect to its competitive landscape, technology evolution, or regulatory changes;

●	changes in domestic and global general economic conditions;

●	our ability to execute our growth strategies or manage growth and expanding operations;

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●	our ability to develop and maintain effective internal controls;

●	we may fail to achieve our commercialization and development plans and identify and realize additional opportunities, which may be affected by, among other things, competition and our ability to grow and manage growth economically and hire and retain key employees;

●	we may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services;

●	risks related to our ability to develop, license, or acquire new therapeutics;

●	our ability to raise capital, which may not be available on acceptable terms, as needed to fully achieve our business plan and meet our obligations on a timely basis;

●	the risk of regulatory lawsuits or proceedings relating to our business;

●	uncertainties inherent in the execution, cost, and completion of pre-clinical studies and clinical trials;

●	risks related to regulatory review and approval and commercial development;

●	risks associated with intellectual property protection;

●	increasing use of AI could lead to liability, violation of data security and privacy laws, or reputational damage;

●	computer systems may fail or suffer security breaches; and

●	our limited operating history.

Forward-looking statements should be considered in light of these factors and the factors described elsewhere in this Report, including in the “Risk Factors” section, in the “Risk Factors” section of our Annual Report, and in our various filings with the SEC. It is important that you read these factors and the other cautionary statements made in this Report as being applicable to all related forward-looking statements wherever they appear in this Report. If any of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance, or achievements may differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should also read the more detailed description of our business in our Annual Report when considering forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements herein, which speak only as of the date of this Report. We undertake no obligation to publicly update any forward-looking statements, except as required by law.

Overview

We are a clinical-stage specialty immunotherapy company harnessing one of nature’s most powerful immunological weapons, CD8+ cytotoxic T lymphocytes (“CD8+ CTLs”), to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and other disorders, with the aim of addressing the significant unmet needs of large patient populations. We believe the full potential of T cell therapies remains largely untapped, and aspire to be the first biotechnology company offering commercially attractive, economically viable, and cost-effective personalized T cell therapies.

We believe our allogeneic, precision T cell technology, ExacTcellTM, has the potential to mainstream cell therapy with a new class of off-the-shelf T cell therapies with diverse applications across virology, oncology, and other areas. ExacTcell is a set of processes and methodologies to develop, enrich, and expand single human leukocyte antigen (“HLA”) restricted CTL therapies with proactively selected, precisely defined targets. We are focused on using ExacTcell to develop therapeutics that are intended to be infused in patients other than the original donor. ExacTcell is designed to maximize the immunologic specificity of our products in order to eliminate malignant and virally infected cells while allowing healthy cells to remain intact.

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The first clinical product of ExacTcell, TVGN 489, is initially being developed to fill a critical gap in COVID-19 therapeutics for the immunocompromised and the high-risk elderly, with potential applications in both treatment and prevention of chronic lingering symptoms of the disease (“Long COVID”). We have completed a Phase 1 proof-of-concept clinical trial of TVGN 489 for the treatment of ambulatory, high-risk adult COVID-19 patients. No dose-limiting toxicities or significant treatment-related adverse events were observed in the treatment arm of the trial. Secondary endpoints showing a rapid reduction of viral load and that infusion of TVGN 489 did not prevent development of the patients’ own T cell-related (cellular) or antibody-related (humoral) anti-COVID-19 immunity were also met. None of the patients who participated in the trial reported progression of infection, reinfection, or the development of Long COVID during the six-month follow-up period.

In addition, through our Tevogen.AI artificial intelligence initiative, we are focused on harnessing the potential of AI to expedite drug development, optimize laboratory processes and clinical trials, unravel complex biological data, improve patient outcomes, and pass on related savings to patients.

On April 17, 2025, we entered into a Master Services and Facilities Agreement (the “MSFA”) with CD 8 Technology Services LLC (“CD8”). The MSFA establishes the general terms and conditions under which CD8 would provide us with access to specialized manufacturing facilities, including clean rooms and laboratories, as well as related operational services, to support the production of our cell therapy products. The MSFA provides that the specific details of these facilities and services, including scope of work, costs, and timelines, will be set out in one or more individual project work orders. CD8 is associated with Dr. Manmohan Patel, who beneficially owns more than 5% of our common stock, par value $0.0001 per share (the “Common Stock”).

Our commercial success depends in part on our ability to obtain and maintain patent and other protection for our products and methods, preserve the confidentiality of our trade secrets, operate without infringing, misappropriating, or otherwise violating the valid, enforceable proprietary rights of others, and prevent others from infringing, misappropriating, or otherwise violating our proprietary rights. We rely on a combination of patents, patent applications, trademarks, and trade secrets to establish and protect our intellectual property rights. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products without the right to do so may depend on the extent to which we have rights under valid and enforceable patents, trademarks or trade secrets that cover these activities.

We continue to build our intellectual property portfolio and seek to protect our proprietary position by, among other things, filing patent applications. Our patent estate includes patents and patent applications with claims relating to our product candidates, methods of use, and methods of preparing the product candidates. To date, our U.S. intellectual property portfolio includes three U.S. patents relating to TVGN 489 for the treatment of COVID-19, nine pending U.S. patent applications, including two patent applications relating to the treatment of COVID-19, six relating to the treatment of other viruses or cancer, and one related to artificial intelligence-driven T cell target identification and receptor engagement, as well as thirteen ex-U.S. patent applications, including applications in Australia, Canada, Europe, Japan, Qatar, the United Arab Emirates, and the Patent Cooperation Treaty directed at viral specific T cells, methods of treating and preventing viral infections, methods for developing CD3+CD+ cells against multiple viral epitopes for the treatment of viral infections, and systems for predicting immunologically active peptides with machine learning models, which have anticipated expiration dates through December 16, 2044.

In the United States, our three issued utility patents, all of which will expire on December 9, 2040, are U.S. Patent No. 11,191,827 covering methods of treating COVID-19 infection using COVID-19 peptide specific CTLs; U.S. Patent No. 11,207,401 covering COVID-19 peptide-specific CTLs; and U.S. Patent No. 11,219,684 covering methods of manufacturing COVID-19 peptide specific CTLs. A pending utility patent application in the United States directed at viral specific T cells and methods of treating and preventing viral infections has an anticipated expiration of December 9, 2041. In addition, we own a registered trademark protection for “Tevogen Bio” (and design), and have applied for registered trademark protection for “ExacTcell” and “Tevogen AI” with the United States Patent and Trademark Office.

We determine strategy for claim scope for our patent applications on a case-by-case basis, taking into account advice of counsel and our business model and needs. We file patents containing claims for protection of useful applications of our proprietary technologies and any product candidates, including new applications or uses we discover for existing technologies and product candidates, based on our assessment of their strategic value. We continuously reassess the number and type of patent applications, as well as our pending and issued patent claims, to ensure maximum coverage and value are obtained for our processes and compositions, given existing patent office rules and regulations.

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As our patents were developed internally, historical expenditures related to their development were all expensed as incurred per U.S. generally accepted accounting principles (“GAAP”). We believe these patents have significant value as the basis of our product pipeline. Our continued investment in our pipeline highlights our belief in future commercial viability of these products.

On February 14, 2024 (the “Closing Date”), pursuant to the agreement and plan of merger dated June 28, 2023 (the “Merger Agreement”) by and among Semper Paratus, Semper Merger Sub, Inc., a wholly owned subsidiary of Semper Paratus (“Merger Sub”), SSVK Associates, LLC, Tevogen Bio Inc (n/k/a Tevogen Bio Inc.) (“Tevogen Bio”), and Dr. Ryan Saadi, in his capacity as seller representative, Merger Sub merged with and into Tevogen Bio, with Tevogen Bio being the surviving company and a wholly owned subsidiary of Semper Paratus (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), and Semper Paratus was renamed Tevogen Bio Holdings Inc. (the “Closing”). See Note 4 to our unaudited consolidated financial statements in this Report for additional information regarding the net assets acquired through the Merger. The Merger was accounted for as a reverse recapitalization under GAAP because the Company was determined to be the accounting acquirer.

Since commencing operations in June 2020, we have devoted substantially all our efforts and financial resources to establishing corporate governance, recruiting essential staff, establishing research and development capability including securing laboratory space and equipment, conducting scientific research, developing Tevogen.AI, securing intellectual property rights to our inventions related to our product candidates, ExacTcell, and Tevogen.AI, carrying out drug discovery including pre-clinical studies and our Phase 1 clinical trial of TVGN 489, raising capital, and pursuing the Business Combination.

To date, we have not generated any revenue. Our net loss for the three months ended June 30, 2025 and 2024 was $5.4 million and $9.7 million, respectively. Net loss for the three months ended June 30, 2025 was primarily attributable to $3.2 million of non-cash stock-based compensation expense. Our net loss and net income for the six months ended June 30, 2025 and 2024 was $15.8 million and $1.6 million, respectively. Net loss for the six months ended June 30, 2025 was primarily attributable to $10.5 million of non-cash stock-based compensation expense. As of June 30, 2025, we had an accumulated deficit of $129.2 million and cash of $0.7 million.

On February 14, 2024, we entered into a securities purchase agreement with The Patel Family, LLP (the “Patel Family”) pursuant to which the Patel Family purchased 500 shares of our Series A Preferred Stock for an aggregate purchase price of $2.0 million. On March 27, 2024, we entered into an Amended and Restated Securities Purchase Agreement with the Patel Family pursuant to which we amended and restated the original agreement and the Patel Family agreed to purchase 600 shares of our Series A-1 Preferred Stock for an aggregate purchase price of $6.0 million, of which $3.0 million has been received through August 14, 2025.

As described in more detail in “—Liquidity and Capital Resources—Funding Requirements” below, on June 6, 2024, we entered into a Loan Agreement (the “Loan Agreement”) with the Patel Family providing for (i) an unsecured line of credit facility (the “Facility”), pursuant to which the Patel Family agreed to lend us up to an initial amount of $36.0 million (the “Maximum Loan Amount”) of term loans in $1.0 million increments on a monthly basis, over a draw period of thirty-six months, and (ii) a contingent option for the Patel Family to purchase at least $14.0 million of our Common Stock in a future private placement (the “Optional PIPE”). The Loan Agreement also contains a contingent option for the Patel Family to purchase at least $14.0 million of our Common Stock, plus up to the then-remaining available amount under the Facility, in a future private placement if the ten-day trailing volume weighted average price per share of the Common Stock (the “Trailing VWAP”) reaches $10.00 per share. Pursuant to the terms of the Loan Agreement, we also issued to the Patel Family 1,000,000 shares of Common Stock as a commitment fee (the “Commitment Shares”), subject to forfeiture by the Patel Family of the Commitment Shares or an equal number of shares of Common Stock in the event the Patel Family fails to (i) make a deposit under the Facility when due or (ii) pay the purchase price for the Optional PIPE within 30 days after the Threshold Price Notice Date (as defined in the Loan Agreement) in the event we have satisfied all applicable closing conditions.

In January 2025, we received a grant of $2.0 million from KRHP LLC, a New Jersey limited liability company (“KRHP”), to further our development of off-the-shelf, genetically unmodified precision T cell therapeutics to treat infectious diseases and cancers. In August 2025, we received a grant of $1.0 million from KRHP to advance Tevogen.AI. KRHP is affiliated with the Patel Family. KRHP also committed to provide an additional $7.0 million of grant funding to us to be used towards our ongoing operational expenses. In addition, in June 2025, we received a capital contribution of $500,000 from Ryan Saadi, our Chairman and Chief Executive Officer.

As described in more detail in “—Liquidity and Capital Resources—Sources of Liquidity” below, on July 3, 2025, we entered into a Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (the “Agent”), pursuant to which we may issue and sell from time to time up to $50,000,000 of shares of Common Stock through the Agent as our sales agent pursuant to our effective shelf registration statement on Form S-3 filed on June 20, 2025, and the prospectus supplement dated July 3, 2025.

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Based on cash on hand as of the date of this Report of approximately $0.7 million, amounts received subsequent to June 30, 2025 from the Sales Agreement and KRHP grant, combined with the amounts available under our Loan Agreement, and $7.0 million of additional committed grant funding from KRHP, we have concluded that we have sufficient cash to fund our operations for at least the next 12 months from the issuance date of our unaudited consolidated financial statements.

We do not expect to generate product revenue unless and until we obtain marketing approval or other authorization for and successfully commercialize TVGN 489 or another product candidate. We expect to incur expenses related to expanding our research and development capability, building our manufacturing infrastructure including through acquisitions, and developing our commercialization organization, including reimbursement, marketing, managed market, and distribution functions, and training and deploying a specialty medical science liaison team.

Components of our Results of Operations

Revenue

To date, we have not generated any revenue, and we do not expect to generate any revenue from the sale of products unless and until we obtain marketing approval or other authorization for and commercialize TVGN 489 or another product candidate.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including staffing, discovery efforts, pre-clinical studies, and clinical development of TVGN 489, and pre-clinical studies of other product candidates, and include:

●	acquisition of supplies and equipment and leasing lab spaces;

●	expenses incurred to conduct pre-clinical studies, including those required by the U.S. Food and Drug Administration to obtain the regulatory approval necessary to conduct our TVGN 489 clinical trial;

●	salaries, benefits, and other related costs for personnel engaged in research and development functions;

●	costs of funding research performed by third parties, including pursuant to agreements with contract research organizations (“CROs”), and investigative site costs to conduct our pre-clinical studies and clinical trials;

●	manufacturing costs, including expenses incurred under agreements with contract manufacturing organizations (“CMOs”), including manufacturing scale-up expenses, and the cost of acquiring and manufacturing pre-clinical study and clinical trial materials;

●	costs of outside consultants, including their fees, stock-based compensation, and related travel expenses;

●	costs of laboratory supplies and acquiring materials for pre-clinical studies and clinical trials; and

●	facility-related expenses, which include direct depreciation costs of equipment and expenses for rent and maintenance of facilities and other operating costs.

Research and development activities are central to the biotechnology business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased study sizes, which also leads generally to longer patient enrollment times in later-stage clinical trials. We expect our research and development expenses to increase over the next several years as we increase manufacturing, shipping, and storage of clinical batches required for clinical trials, personnel costs, including stock-based compensation, conduct planned clinical trials for TVGN 489 and other clinical and pre-clinical activities for other product candidates, and prepare regulatory filings for any of our product candidates.

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The successful development of our current or future product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing, and costs of the efforts that will be necessary to complete the development of any product candidates. The success of TVGN 489 and our other product candidates will depend on several factors, including the following:

●	with respect to products other than TVGN 489, successfully completing pre-clinical studies;

●	successfully initiating future clinical trials;

●	successfully enrolling patients in and completing clinical trials;

●	applying for and receiving marketing approvals from applicable regulatory authorities;

●	obtaining and maintaining intellectual property protection and regulatory exclusivity for TVGN 489 and any other product candidates we are developing or may develop in the future and enforcing, defending, and protecting these rights;

●	making arrangements with third-party manufacturers, or establishing adequate commercial manufacturing capabilities;

●	establishing sales, marketing, and distribution capabilities and launching sales of our products, if and when approved, whether alone or in collaboration with others;

●	market adoption of TVGN 489 and any other product candidates, if and when approved, by patients and the medical community;

●	competing effectively with potential therapeutic alternatives in our target disease areas; and

●	adequate reimbursement by private and public payors including health technology appraisal entities in non-U.S. countries.

A change in the outcome of any of these variables concerning the development, manufacturing, or commercialization activities of a product candidate could result in a significant change in the costs and timing associated with the development of that product candidate. For example, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, if there are safety concerns, or if we determine that the observed safety or efficacy profile would not be competitive in the marketplace, we could be required to expend significant additional financial resources and time on the completion of clinical development. We anticipate that product commercialization may take several years, and we expect to spend a significant amount in development costs.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel expenses, which include salaries, benefits, and stock-based long term incentive compensation for employees. These expenses also encompass corporate facility costs such as rent, utilities, depreciation, and maintenance, as well as costs not classified under research and development expenses. Legal fees pertaining to intellectual property and corporate matters, as well as fees for accounting and consulting services, are also included in general and administrative expenses.

We expect that our general and administrative expenses will increase in the future to support our continued research and development activities, potential commercialization efforts, and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers, accountants, and recruitment firms, among other expenses. Increased costs associated with being a public company will also include expenses related to services associated with maintaining compliance with SEC and Nasdaq requirements, insurance, and investor relations costs. If any of our current or future product candidates obtains marketing approval, we expect that we would incur significantly increased expenses associated with sales and marketing efforts.

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Interest Expense, Net

Interest expense, net consists primarily of interest on our former convertible promissory notes and Loan Agreement, partially offset by interest earned on bank deposits. (See “—Liquidity and Capital Resources—Sources of Liquidity” below.)

Merger Transaction Costs

Transaction costs we incurred in relation to the Business Combination were initially capitalized as deferred transaction costs up through the Closing Date, at which time such costs were charged to expense in our statements of operations less the amount of cash received in the Business Combination.

Change in Fair Value of Convertible Promissory Notes

U.S. accounting standards provide entities with an option to measure many financial instruments and certain other items at fair value. As a result of us electing this option, we recorded all convertible promissory notes at fair value with changes in fair value reported in our statements of operations at each balance sheet date through the settlement of the convertible promissory notes in connection with the Closing, at which time the convertible promissory notes were converted into our Common Stock.

Loss on Issuance of Commitment Shares

Our other expenses consist of losses on the issuance of the Commitment Shares for the period ended June 30, 2024 associated with the Loan Agreement. Since we intend to elect the fair value option for future draws under the Loan Agreement, we expense all issuance costs associated with the Loan Agreement, which are comprised of the fair value of the Commitment Shares as well as the issuance date fair value of the $14 million Purchase Option and Additional Amount Purchase Option. For more information about the Loan Agreement, see “—Liquidity and Capital Resources—Funding Requirements” below.

Income Tax Provision

Since inception, we have incurred significant net losses. We have provided a valuation allowance against the full amount of our net deferred tax assets since, in the opinion of our management, based upon our historical and anticipated future losses, it is more likely than not that the benefits will not be realized.

Our utilization of our NOLs may be subject to a substantial annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, respectively, as well as similar state provisions.

Results of Operations

Comparison of the three months ended June 30, 2025 and 2024

	Three months ended June 30,
	2025	2024
Operating expenses:
Research and development	$2,699,991	$4,124,450
General and administrative	2,744,545	4,474,577
Total operating expenses	5,444,536	8,599,027
Loss from operations	(5,444,536)	(8,599,027)
Interest expense, net	(38,033)	6
Change in fair value of warrants	(21,410)	38,788
Change in fair value of written call option derivative liabilities	-	(213,214)
Loss on issuance of commitment shares	-	(890,000)
Net loss	$(5,503,979)	$(9,663,447)

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Research and Development Expenses

We do not track our internal research and development costs on a program-by-program basis. The following table summarizes our research and development expenses for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,
	2025	2024
Personnel costs	$525,108	$605,114
Stock-based compensation	1,720,666	3,010,944
Other clinical and pre-clinical development expenses	208,727	269,147
Facilities and other expenses	245,490	239,245
Total research and development expenses	$2,699,991	$4,124,450

Research and development expenses for the period ended June 30, 2025 were $2.7 million, as compared to $4.1 million for the period ended June 30, 2024. The decrease was primarily attributable to decreases in stock-based compensation.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,
	2025	2024
Personnel costs	$330,763	$474,548
Stock-based compensation	1,518,667	1,131,276
Legal and professional fees	824,536	2,748,130
Facilities and other expenses	70,579	120,623
Total general and administrative expenses	$2,744,545	$4,474,577

General and administrative expenses for the period ended June 30, 2025 were $2.7 million, as compared to $4.5 million for the period ended June 30, 2024. The decrease was primarily attributable to decreases in legal and professional fees.

Interest Expense, Net

We recognized $38,033 and $6 in interest expense and interest income for the three months ended June 30, 2025 and 2024, respectively. Interest expense for the three months ended June 30, 2025 was attributable primarily to the outstanding balance on the Facility.

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Loss on Issuance of Commitment Shares

We incurred losses on the issuance of the Commitment Shares under the Loan Agreement during the three months ended June 30, 2024.

Comparison of the six months ended June 30, 2025 and 2024

The following table summarizes our results of operations for the six months ended June 30, 2025 and 2024:

	Six months ended June 30,
	2025	2024
Operating expenses:
Research and development	$5,895,059	$24,936,032
General and administrative	9,905,824	13,179,719
Total operating expenses	15,800,883	38,115,751
Loss from operations	(15,800,883)	(38,115,751)
Interest expense, net	(62,604)	(155,780)
Merger transaction costs	-	(7,499,353)
Change in fair value of warrants	(7,553)	6,815
Change in fair value of convertible promissory notes	-	48,468,678
Change in fair value of written call option derivative liabilities	-	(213,214)
Loss on issuance of commitment shares	-	(890,000)
Net (loss) income	$(15,871,040)	$1,601,395

Research and Development Expenses

We do not track our internal research and development costs on a program-by-program basis. The following table summarizes our research and development expenses for the six months ended June 30, 2025 and 2024:

	Six months ended June 30,
	2025	2024
Personnel costs	$1,284,504	$1,216,863
Stock-based compensation	3,547,013	22,746,840
Other clinical and pre-clinical development expenses	573,378	488,257
Facilities and other expenses	490,164	484,072
Total research and development expenses	$5,895,059	$24,936,032

Research and development expenses for the six months ended June 30, 2025 were $5.9 million, compared to $24.9 million for the six months ended June 30, 2024. The decrease was primarily attributable to lower non-cash stock-based compensation expense.

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General and Administrative Expenses

The following table summarizes our general and administrative expenses for the six months ended June 30, 2025 and 2024:

	Six months ended June 30,
	2025	2024
Personnel costs	$891,675	$1,688,407
Stock-based compensation	1,518,667	7,728,629
Legal and professional fees	7,318,140	3,411,426
Facilities and other expenses	177,343	351,257
Total general and administrative expenses	$9,905,825	$13,179,719

General and administrative expenses for the six months ended June 30, 2025 were $9.9 million compared to $13.2 million for the six months ended June 30, 2024. The decrease was primarily attributable to lower non-cash stock-based compensation expense, partially offset by increased legal and professional fees.

Interest Expense, Net

We recognized $0.1 million and $0.2 million in interest expense for the six months ended June 30, 2025 and 2024, respectively, which was attributable primarily to the outstanding balance on the Facility and the outstanding principal balance associated with our convertible promissory notes that converted into Common Stock in connection with the Closing, respectively.

Merger Transaction Costs

Merger transaction costs in excess of cash received from the Merger of $7.5 million were recognized as period expenses for the six months ended June 30, 2024.

Change in Fair Value of Convertible Promissory Notes

There was no non-cash gain or loss recognized in the six months ended June 30, 2025 in relation to our convertible promissory notes. We recognized a non-cash gain of $48.5 million for the change in fair value of the convertible promissory notes for the six months ended June 30, 2024.

Change in Fair Value of Written Call Option Derivative Liabilities

We recognized a non-cash loss of $0.2 million for the fair value of our written call option derivative liabilities associated with our debt agreements for the six months ended June 30, 2024.

Loss on Issuance of Commitment Shares

We incurred losses on the issuance of the Commitment Shares during the six months ended June 30, 2024, associated with the Loan Agreement. Since we intend to elect the fair value option for future draws under the Loan Agreement, we expense all issuance costs associated with the Loan Agreement, which are comprised of the fair value of the Commitment Shares as well as the issuance date fair value of the $14 million Purchase Option and Additional Amount Purchase Option.

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Liquidity and Capital Resources

Sources of Liquidity

As of June 30, 2025 we had $0.7 million in cash, as compared to $1.3 million in cash as of December 31, 2024. To date, we have not yet commercialized any products or generated any revenue from product sales and have financed our operations primarily with proceeds from the sale of convertible promissory notes and preferred stock, funds drawn on the Loan Agreement, and grant funding. Since January 2021, we have raised aggregate gross proceeds of $24.0 million from the sale of convertible promissory notes, $2.0 million from the sale of our Series A Preferred Stock, $3.0 million from deposits related to the future sale of our Series A-1 Preferred Stock, and $6.0 million from the sale of our Series C Preferred Stock. In June 2024, we entered into the Loan Agreement, which provided up to $36.0 million of term loans that can be drawn in $1.0 million increments each month over thirty-six months, as described below. As of June 30, 2025, we had drawn $4.4 million with a remaining $24.0 million available for future financing over the remaining 24 months of the draw period. In January and August 2025, we received a grant of $2.0 million and $1.0 million, respectively, and have a remaining commitment of a grant of $7.0 million from KRHP. In addition, in June 2025, we received a capital contribution of $500,000 from Dr. Ryan Saadi, our Chairman and Chief Executive Officer.

On July 3, 2025, we entered into the Sales Agreement, pursuant to which we may issue and sell from time to time up to $50,000,000 of shares of Common Stock through the Agent as our sales agent. Sales of our Common Stock through the Agent, if any, will be made by any method that is deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to our effective shelf registration statement on Form S-3 filed on June 20, 2025, and the prospectus supplement dated July 3, 2025. Each time we wish to issue and sell Common Stock under the Sales Agreement, we will provide a placement notice to the Agent containing the parameters in accordance with which shares are to be sold, including, but not limited to, the number of shares of Common Stock to be issued, the time period during which sales are requested to be made, any limitation on the number of shares of Common Stock that may be sold in any one trading day, and any minimum price below which sales may not be made. The Agent will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Common Stock from time to time, based upon our instructions, including any price, time or size limits we may impose pursuant to and subject to the terms and conditions of the Sales Agreement. We are not obligated to make any sales of Common Stock under the Sales Agreement and may terminate the Sales Agreement at any time upon written notice. We will pay the Agent a commission on the gross proceeds.

Between July 3, 2025 and August 13, 2025, the Company sold an aggregate of approximately 2.3 million shares of common stock under the Sales Agreement at a weighted average price per share of $1.15, resulting in gross proceeds of $2.60 million. After deducting total expenses of approximately $70,000, including commission to the Agent of approximately $65,000, net proceeds to the Company were $2.53 million.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2025 and 2024:

	For the six months ended June 30,
	2025	2024
Cash provided by (used in)
Operating activities	$(6,497,766)	$(5,146,335)
Investing activities	-	-
Financing activities	5,900,000	5,229,328
Net change in cash	$(597,766)	$82,993

Cash Flows from Operating Activities

During the six months ended June 30, 2025, we used $6.5 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $15.8 million offset by $9.3 million in non-cash stock-based compensation expense, depreciation expense, and the net change in our operating assets and liabilities attributable to the timing of our payments to our vendors for research and development activities.

During the six months ended June 30, 2024, we used $5.1 million of net cash in operating activities. Cash used in operating activities reflected our net income of $1.6 million and a $1.9 million net change in our operating assets and liabilities attributable to the timing of our payments to our vendors for research and development activities, offset by $8.6 million of non-cash charges related to the change in the fair value of the convertible promissory notes, stock-based compensation expense, Merger transaction costs, loss on the issuance of Series A Preferred Stock, loss on issuance of the Commitment Shares, depreciation expense, reductions in the operating right of use assets, and non-cash interest on the convertible promissory notes.

Cash Flows from Investing Activities

During the six months ended June 30, 2025 and 2024, we did not have any cash flows from investing activities.

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Cash Flows from Financing Activities

During the six months ended June 30, 2025, we received $5.9 million of net cash from financing activities attributable to $3.4 million in draws on the Loan Agreement, $2.0 million attributable to the KRHP grant, and $500,000 in capital contributions from Dr. Saadi.

During the six months ended June 30, 2024, we received $5.2 million of net cash from financing activities attributable to $2.0 million of proceeds from the issuance of Series A Preferred Stock, $3.0 million of non-refundable prepaid proceeds towards the anticipated issuance of Series A-1 Preferred Stock, and $0.2 million of cash in connection with the Merger.

Funding Requirements

Our primary sources of funds to meet our near-term liquidity and capital requirements include cash on hand, including the funding we have received from the sale of our Series A and Series C Preferred Stock and the funding we expect to receive from the sale of our Series A-1 Preferred Stock, our access to an unsecured line of credit (limited to a $1.0 million monthly draw) under the Loan Agreement described below, the remaining $7.0 million of grant funding that KRHP has committed to provide to be used towards the Company’s ongoing operational expenses, and our ability to conduct offerings of our common stock under the Sales Agreement. On February 14, 2024, we entered into a securities purchase agreement with the Patel Family pursuant to which the Patel Family agreed to purchase shares of our Series A Preferred Stock for an aggregate purchase price of $8.0 million. On March 27, 2024, we entered into an agreement pursuant to which that amount was reduced to $2.0 million and the Patel Family agreed to purchase shares of our Series A-1 Preferred Stock for an aggregate purchase price of $6.0 million. We have not yet received $3.0 million of the $6.0 million purchase price for the Series A-1 Preferred Stock. Even if we receive such proceeds, we will still need additional capital to fully implement our business, operating, and development plans. On August 21, 2024, we entered into a securities purchase agreement with the Patel Family pursuant to which the Patel Family agreed to purchase shares of our Series C Preferred Stock for an aggregate purchase price of $6.0 million.

On June 6, 2024, we entered into the Loan Agreement, pursuant to which the Patel Family agreed to provide to us up to the Maximum Loan Amount of $36.0 million under the Facility. The Facility permits us to borrow up to $1.0 million monthly in a single monthly draw over a period of up to three years. Draws accrue interest at a fixed annual rate of the lower of (i) the daily secured overnight financing rate, measured on the date we receive the draw (the “Deposit Date”), plus 2.00% and (ii) 7.00%, accruing quarterly beginning on the Deposit Date and payable quarterly beginning on the three-month anniversary of the Deposit Date. Interest will be payable in shares of Common Stock with an effective purchase price of $1.50 per share, and each draw will mature 48 months after the Deposit Date. Prepayment will be permitted without penalty. We may repay or prepay any amount of outstanding principal balance under the Facility at our election in cash or in shares of Common Stock with an effective purchase price of the greater of $1.50 per share and the 10-day trailing volume weighted average price of the Common Stock (the “Trailing VWAP”) as of the trading day prior to payment, subject to certain requirements related to resale registration. Pursuant to the Loan Agreement, we also agreed to provide the Patel Family an option to purchase $14.0 million of shares of our Common Stock plus an additional amount up to the total then-remaining available and undrawn portion of the Maximum Loan Amount (which amount would thereafter no longer be available under the Facility). The Optional PIPE would be priced at a 30% discount to the Trailing VWAP on the date such price first reaches at least $10.00 per share (the “Threshold Price Date”) and will be exercisable by the Patel Family by written notice within three business days after we have notified the Patel Family of the Threshold Price Date (the date of such notice, the “Threshold Price Notice Date”). Pursuant to the terms of the Loan Agreement, we issued to the Patel Family the Commitment Shares, subject to forfeiture by the Patel Family of the Commitment Shares or an equal number of shares of Common Stock in the event the Patel Family fails to (i) make a deposit under the Facility when due or (ii) pay the purchase price for the Optional PIPE within 30 days after the Threshold Price Notice Date in the event we have satisfied all applicable closing conditions. There is no assurance as to the amount of proceeds we will ultimately receive under the Loan Agreement. As of June 30, 2025, we have drawn an aggregate of $4.4 million under the Loan Agreement.

On July 3, 2025, the Company entered into the Sales Agreement, pursuant to which the Company may issue and sell from time to time up to $50,000,000 of shares of Common Stock through the Agent as the Company’s sales agent.

We expect to devote considerable financial resources to our ongoing and planned activities, particularly as we conduct our planned clinical trials of TVGN 489 and other product candidates.

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Identifying potential product candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success.

We expect our expenses to increase in connection with our ongoing activities, particularly as we advance our pre-clinical studies and clinical trials. In addition, if we obtain marketing approval for TVGN 489 in any indication or for any other product candidate we are developing or develop in the future, we expect to incur commercialization expenses related to product manufacturing, sales, marketing, and distribution. Furthermore, we expect to continue to incur increased costs associated with operating as a public company. Accordingly, we will need additional funding to fully implement our business plans.

Our future capital requirements will depend on many factors, including:

●	the progress, costs, and results of our planned clinical trials of TVGN 489 and other planned and future clinical trials;

●	the scope, progress, costs, and results of our pre-clinical testing and clinical trials of TVGN 489 for additional combinations, targets, and indications;

●	the number of and development requirements for additional indications for TVGN 489 or for any other product candidates;

●	our ability to scale up our manufacturing processes and capabilities to support clinical trials of TVGN 489 and other product candidates we are developing and may develop in the future;

●	the costs, timing, and outcome of regulatory review of TVGN 489 and other product candidates we are developing and may develop in the future;

●	potential changes in the regulatory environment and enforcement rules;

●	our ability to establish and maintain strategic collaboration, licensing, or other arrangements and the financial terms of such arrangements;

●	the costs and timing of future commercialization activities, including product manufacturing, sales, marketing, and distribution, for TVGN 489 and other product candidates we are developing and may develop in the future for which we may receive marketing approval;

●	our ability to obtain and maintain acceptance of any approved products by patients, the medical community, and third-party payors;

●	the amount and timing of revenue, if any, received from commercial sales of TVGN 489 and any other product candidates we are developing or develop in the future for which we receive marketing approval;

●	potential changes in pharmaceutical pricing and reimbursement infrastructure;

●	the availability of raw materials for use in production of our product candidates; and

●	the costs and timing of preparing, filing, and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights, and defending any intellectual property-related claims.

As of June 30, 2025, we had cash of $0.7 million. We believe that our cash balance, net proceeds pursuant to the Sales Agreement, a grant from KRHP received subsequent to June 30, 2025, combined with amounts available under the Loan Agreement, which allows us to draw down term loans of $1.0 million per month over the remaining 24 months of the draw period, and the remaining commitment for a $7,000,000 grant from KRHP will allow us to have adequate cash and financial resources, to operate for at least the next 12 months from the date of issuance of our unaudited consolidated financial statements included in this Report. The Company does not plan to initiate a clinical trial until additional funding is received.

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We regularly evaluate different strategies to obtain funding for operations for subsequent periods. These strategies may include but are not limited to private placements of securities, licensing and/or marketing arrangements, partnerships with other pharmaceutical or biotechnology companies, and public offerings of securities. We may not be able to obtain financing on acceptable terms and may not be able to enter into strategic alliances or other arrangements on favorable terms. The terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain sufficient funding, we could be required to delay, reduce or eliminate research and development programs, product portfolio expansion, or future commercialization efforts, which could adversely affect our business prospects.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2025:

	Total	Less than 1 Year	1 – 3 Years	More than 3 Years
Contractual obligations:
Operating lease commitments (1)	$2,512,670	$327,740	$983,219	$1,201,711
Notes payable (2)	1,651,000	1,651,000	-	-
Loan Agreement repayment (3)	4,462,614	62,614	-	4,400,000
Total contractual obligations	$8,626,284	$2,041,354	$983,219	$5,601,712

(1)	Reflects obligations pursuant to our office and laboratory lease in Warren, New Jersey.
(2)	Reflects notes payable obligations assumed as part of the Merger.
(3)	Reflects obligations to settle outstanding balances on our Loan Agreement, if paid in cash at time of settlement, as well as accrued interest.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum, or variable price provisions, and the approximate timing of the actions under the contracts. Our contracts with CROs, CMOs, and other third parties for the manufacture of our product candidates and to support pre-clinical research studies and clinical testing are generally cancelable by us upon prior notice and do not contain any minimum purchase commitments. Payments due upon cancellation consisting only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation are not included in the table above as the amount and timing of such payments are not known.

In May 2025, Tevogen Bio, a wholly owned subsidiary of the Company, entered into an amendment to the lease agreement between Tevogen Bio and the landlord of the Company’s facility in Warren, New Jersey to double the amount of leased space and extend the term of the lease until February 2033. The new facility allowed the Company to consolidate its office and laboratory operations to a single location and began operations in July 2025. The lease includes one-month of rent abatement. The lease of the Company’s former laboratory facility in Philadelphia, Pennsylvania expired in June 2025.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our unaudited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of the unaudited consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our unaudited consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses, the fair value of our Common Stock, the fair value of our convertible promissory notes, and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, including those factors set out in the “Risk Factors” section of our Annual Report. See also the section entitled “–Forward-Looking Statements” above.

Our significant accounting policies are described in more detail in Note 3 to our unaudited financial statements contained in this Report and Note 3 to the audited financial statements included in the Annual Report. We did not identify any material policy changes related to critical accounting policies and estimates from what was previously disclosed in our Annual Report filed with the SEC on April 2, 2025, except as described in Note 3 to our unaudited financial statements contained in this Report.

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Recent Accounting Pronouncements

See Note 3 to our unaudited consolidated financial statements found in this Report for a description of recent accounting pronouncements applicable to our financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The Company is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information under this Item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this report. Based upon the evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of the end of the period covered by this report due to the material weaknesses in our internal control over financial reporting.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation required by Rules 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the period covered by this Report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Part II - Other Information

Item 1. Legal Proceedings.

In the ordinary conduct of our business, we may be subject from time to time to legal proceedings. We currently have no material legal proceedings pending.

Item 1A. Risk Factors.

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks set forth in the “Risk Factors” section of our Annual Report, other information set forth in this Report, and the additional information in the other reports we file with the SEC. If any of the risks contained in those reports occur, our business, results of operation, financial condition, and liquidity could be harmed, the value of our securities could decline, and you could lose all or part of your investment.

Except as described below, there have been no material changes in the risk factors set forth in the “Risk Factors” section of our Annual Report.

We will require substantial additional financing to pursue our business objectives and to fund our operations, which may not be available on acceptable terms, or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development, commercialization efforts or other operations and affect our future viability as an ongoing business.

We expect to spend substantial amounts of cash to continue the preclinical and clinical development of our current and future immunotherapy programs, to fund our Tevogen.AI artificial intelligence initiative, and to pursue other potential business objectives. If we receive marketing approval for any product candidates, including TVGN 489, we will require significant additional amounts of cash in order to launch and commercialize such product candidates. In addition, other unanticipated costs may arise. Because the designs and outcomes of our planned and anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development of and commercialize any product candidate we develop.

Our future capital requirements depend on many factors, including:

●	the scope, progress, timing, results, and costs of researching and developing TVGN 489 and our other product candidates, including product candidates developed with our ExacTcell technology, and of conducting preclinical studies and clinical trials;

●	the timing of, and the costs involved in, obtaining marketing approval for TVGN 489 and any future product candidates we develop, if clinical trials are successful;

●	the costs of manufacturing TVGN 489 and any future product candidates for preclinical studies and clinical trials and in preparation for marketing approval and commercialization;

●	the costs of commercialization activities, including marketing, sales, and distribution costs, for TVGN 489 and any future product candidates we develop if any of these product candidates are approved for sale;

●	our ability to establish and maintain strategic collaborations, licensing, or other arrangements on favorable terms, if at all;

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●	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending, and enforcing patent claims, including litigation costs and the outcome of any such litigation;

●	the timing, receipt, and amount of sales of, or royalties on, our future products, if any; and

●	the emergence of competing therapies and other developments in the markets we intend to address.

Until we can generate sufficient product and royalty revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements.

As a result of our cash balance, as well as our history of operating losses and negative cash flows from operation combined with our anticipated use of cash to, among other things, fund the preclinical and clinical development of our products, identify and develop new product candidates, and seek approval for TVGN 489 and our other product candidates and any other product candidates we develop, we will require substantial additional financing to pursue our business objectives and fund our operations. Our future viability as an ongoing business is dependent on our ability to generate cash from operating activities or to raise additional capital to finance our operations.

As reflected in our balance sheets, we have significant accounts payable, accrued expenses and other liabilities. Proceeds from any capital raising transactions may be used to reduce our accounts payable accrued expenses and other liabilities. However, there can be no assurance that we will raise sufficient funds to eliminate such amounts.

Additionally, the terms of our Preferred Stock, our Loan Agreement, and our Sales Agreement may negatively impact our ability to raise additional capital through equity or debt financings, due to the potential substantial dilution to our stockholders that could occur as a result of the conversion of our convertible Preferred Stock or our issuance of shares under the Loan Agreement or Sales Agreement and due to the other terms of our Preferred Stock and such agreements, or may negatively affect our ability to obtain favorable or acceptable terms in connection with any such financing.

Furthermore, if we raise additional capital through marketing, sales, and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, future revenue streams, research programs, or technologies or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Further, to the extent that we raise additional capital through the sale of Common Stock or securities convertible or exchangeable into Common Stock, your ownership interest will be diluted. If we raise additional capital through debt financing, we would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, engaging in acquisition, merger, or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments, declaring dividends, or other operating restrictions that could adversely impact our ability to conduct our business.

Any future debt financing or other financing of securities senior to our Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on our business, prospects, financial condition, and results of operations and we could lose our existing sources of funding and impair our ability to secure new sources of funding.

Adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. If we are unable to obtain additional financing on favorable terms when needed, we may be required to delay, limit, reduce, or terminate preclinical studies, clinical trials, or other research and development activities or one or more of our development programs.

Item 5. Other Information.

Insider Trading Arrangements

During the three months ended June 30, 2025, none of our directors or officers (as defined in Rule 16a-1(f) of the Exchange Act) adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

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Item 6. Exhibits.

INDEX TO EXHIBITS

Exhibit	Description
2.1†	Agreement and Plan of Merger, dated June 28, 2023, by and among the Company, Semper Merger Sub, Inc., SSVK Associates, LLC, Tevogen Bio Inc, and Ryan Saadi, in his capacity as seller representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on June 29, 2023 (File No. 001-41002))
10.1	Amendment No. 1 to the Lease Agreement, dated as of May 30, 2025, between Mitsui Sumitomo Insurance Company of America and Tevogen Bio Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 3, 2025 (File No. 001-41002))
10.2	Sales Agreement, dated July 3, 2025, by and between Tevogen Bio Holdings Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the SEC on July 3, 2025 (File No. 001-41002))
31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
EX-101.INS*	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
EX-101.SCH*	Inline XBRL Taxonomy Extension Schema Document
EX-101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
EX-101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
EX-101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
EX-101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104.1*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith
†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tevogen Bio Holdings Inc.

Date: August 14, 2025	By:	/s/ Ryan Saadi
Ryan Saadi
Chief Executive Officer (Duly Authorized Officer and Principal Executive Officer)

Date: August 14, 2025	By:	/s/ Kirti Desai
Kirti Desai
Chief Financial Officer (Principal Financial Officer)

38

Exhibit 31.1

Rule 13a-14(a) Certification of Chief Executive Officer

I, Ryan Saadi, Chief Executive Officer of Tevogen Bio Holdings Inc., certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, of Tevogen Bio Holdings Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2025
/s/ Ryan Saadi
Ryan Saadi
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Rule 13a-14(a) Certification of Chief Financial Officer

I, Kirti Desai, Chief Financial Officer of Tevogen Bio Holdings Inc., certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, of Tevogen Bio Holdings Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2025
/s/ Kirti Desai
Kirti Desai
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1

Certification pursuant to 18 U.S.C. Section 1350 by the Chief Executive Officer, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), the undersigned officer of Tevogen Bio Holdings Inc. (the “Company”), does hereby certify, to such officer’s knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2025, as filed on the date hereof with the Securities and Exchange Commission (the “Form 10-Q”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2025
/s/ Ryan Saadi
Ryan Saadi
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

Certification pursuant to 18 U.S.C. Section 1350 by the Chief Financial Officer, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), the undersigned officer of Tevogen Bio Holdings Inc. (the “Company”), does hereby certify, to such officer’s knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2025, as filed on the date hereof with the Securities and Exchange Commission (the “Form 10-Q”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2025
/s/ Kirti Desai
Kirti Desai
Chief Financial Officer
(Principal Financial Officer)